Exhibit 3.26

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
TIME LIFE CUSTOM PUBLISHING INC.

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:                                                        That by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, Time Life Custom Publishing Inc.’s Board of Directors duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said article shall be and read as follows:

“1.                                 The name of the Corporation is Direct Holdings Custom Publishing Inc.”

SECOND:                                        That thereafter, pursuant to Section 228 of the General Corporation Law of the State of Delaware, the amendment was approved by the unanimous written consent of the sole stockholder of said corporation.

THIRD:                                                     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOUR:                                                          That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Time-Life Customer Service Inc. has caused this certificate to be signed by Randolph H. Elkins, this 27th day of January, 2004.

/s/ Randolph H. Elkins
By: Randolph H. Elkins
Title: Assistant Secretary